Greyhound Lines Announces Covenant Defeasance of 11.5% Notes Due 2007

DALLAS, Texas, June 30, 2005 — Greyhound Lines, Inc., a wholly owned subsidiary of Laidlaw International, Inc. (NYSE: LI), today announced that it has deposited funds in the amount of $155,079,166.67 with JPMorgan Trust Company, N.A., as Trustee under the indenture for its 11.5% senior notes due 2007 to effect a covenant defeasance, which will remove substantially all of the restrictive covenants on the notes. The covenant defeasance was commenced in conjunction with Laidlaw International’s comprehensive plan to recapitalize its balance sheet.

Forward-looking statements

Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the intent, belief or current expectations of Greyhound Lines regarding the company’s prospects and future results. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements and other risks discussed in Greyhound Lines’ and Laidlaw International’s filings with the Securities and Exchange Commission from time to time.

Greyhound is the largest North American provider of intercity bus transportation, providing 19,000 daily departures across the continent. The company also provides Greyhound PackageXpress in the United States and Greyhound Courier Service in Canada, as well as Greyhound Travel Services including: vacation packages, charters, sightseeing and shore services. In the U.S., for fare and schedule information and to buy tickets call 1-800-231-2222 or visit the Web site at www.greyhound.com. In Canada, for fare and schedule information call 1-800-661-8747 or visit the Web site at www.greyhound.ca.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport services, and a leading supplier of public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information on Laidlaw International, visit the website: www.laidlaw.com.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

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